Exhibit 10.9

CREDIT AGREEMENT

Dated as of October 25, 2000

between

GREAT AMERICAN VENTURE, LLC,

as Borrower,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Lender

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TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

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INDEX OF ANNEXES, EXHIBITS AND SCHEDULES

Annexes

Annex A	Schedule of Documents

Annex B	Letters of Credit

Exhibits

Exhibit 1.1-1	Form of Agency Agreement

Exhibit 2.1-1	Form of Notice of Revolving Credit Advance

Exhibit 2.1-2	Form of Notice of Letter of Credit Request

Exhibit 2.1(a)(i)	Form of Liquidation Loan Proposal

Exhibit 2.1(e)	Form of Notes

Schedules

Schedule 2.1	Lender’s Representative

Schedule 2.1(3)(i)	Due Diligence Requirements for Each Proposed Inventory Advance

Schedule 2.1(f)	Borrower’s Authorized Representatives

Schedule 4.8	List of Great American’s Respective Affiliates

Schedule 4.17	Deposit and Disbursement Accounts

Schedule 5.2	Reporting Requirements for Each Liquidation Sale

Schedule 11.10	Notice Addresses and Facsimile Numbers

-iv-

THIS CREDIT AGREEMENT (“Agreement”) is entered into as of October 25, 2000, by and between GREAT AMERICAN VENTURE, LLC, a California limited liability company (“Borrower”), and GENERAL ELECTRIC CAPITAL CORPORATION, a corporation organized under the banking laws of the State of New York (“Lender”).

RECITALS

A. Borrower has been formed to conduct going out of business, liquidation or store closing sales of the retail inventory of merchants that have entered into or may in the future enter into “Liquidation Sales Agreements” (as hereinafter defined) with Borrower.

B. Under its Liquidation Sales Agreements with each merchant, Borrower is or will be obligated to make certain payments to such merchant as consideration for the purchase by Borrower of the retail inventory covered by such Liquidation Sales Agreements and/or the right to conduct the going out of business, liquidation or store closing sales contemplated by such Liquidation Sales Agreements.

C. Borrower desires that Lender extend a revolving credit facility to Borrower of up to One Hundred Million Dollars ($100,000,000) for the purpose of funding a portion of the payments Borrower is required to make under the Liquidation Sales Agreements, and Lender is willing to make certain loans and other extensions of credit to Borrower for such purposes up to such amount upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	DEFINITIONS AND CERTAIN RULES OF CONSTRUCTION

1.1 Definitions. For all purposes of this Agreement, capitalized terms used in this Agreement shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings when used herein:

“Agency Agreement” shall mean an Agency Agreement, entered into between Borrower and a Merchant in substantially the form attached hereto as Exhibit 1.1-1 and otherwise acceptable to Lender, pursuant to which Borrower is given the right to conduct a Liquidation Sale on behalf of such Merchant.

“Agreement” shall mean this Credit Agreement, including all annexes, exhibits and schedules.

“Blocked Account” shall have the meaning assigned to it in Section 2.6(a).

“Borrower” shall mean Great American Venture, LLC, a California limited liability company.

“Borrower Equity Amount” shall mean, with respect to each Liquidation Sale, the product of (i) the Guaranteed Amount or Purchase Price with respect to such Liquidation Sale (or, if the actual amount required to be delivered to the Merchant by Borrower with respect to the Guaranteed Amount or Purchase Price is less than such Guaranteed Amount or Purchase Price, such lesser amount) multiplied by (ii) the Borrower Equity Percentage with respect to such Liquidation Sale.

“Borrower Equity Percentage” shall mean, with respect to each Liquidation Sale, the percentage equal to (i) 100%, minus (ii) the Inventory Advance Rate with respect to such Liquidation Sale.

“Budget” shall mean, with respect to each Liquidation Sale, the budget for such Liquidation Sale prepared by Borrower and delivered to Lender with the Liquidation Loan Proposal for such Liquidation Sale, together with any modifications thereto agreed to in writing by Borrower and Lender.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or the State of California.

“Charges” shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the Pension Benefit Guaranty Corporation, or any successor thereto, at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of Borrower, (d) Borrower’s ownership or use of any properties or other assets, or (e) any other aspect of Borrower’s business.

“Closing Date” shall mean the Business Day on which the conditions precedent set forth in Section 3.1 have been satisfied, in Lender’s sole discretion, or waived in writing by Lender.

“Code” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Lender’s security interest in any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Collateral” shall mean the property covered by the Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Lender to secure the Obligations, including all of Borrower’s rights under and interest in all Liquidation Sales Agreements and amounts received by or payable to Borrower thereunder.

“Collateral Documents” shall mean the Security Agreement and all similar agreements entered into granting to Lender a Lien upon property of Borrower as security for payment of the Obligations.

“Collections” shall mean, with respect to each Liquidation Sale, all cash, checks, notes, drafts or other similar items of payment relating to or constituting payments received by or payable to Borrower in connection with or relating to such Liquidation Sale, including payments received through credit card sales and amounts payable by the applicable Merchant to Borrower with respect to returns, allowances and customer credits.

“Collection Account” shall mean that certain account of Lender, account number 502-328-54 in the name of Lender at Bankers Trust Company in New York, New York, ABA No. 021 001 033, or such other account as may be designated by Lender as the “Collection Account.”

“Commitment Termination Date” shall mean the earliest of (i) October 25, 2003 (provided, that such date may be extended for up to two additional one-year periods with the written consent of both Borrower and Lender), and (ii) the date of termination pursuant to Section 9.2 of Lender’s obligation to make additional Revolving Credit Advances and/or incur Letter of Credit Obligations or permit existing Revolving Credit Advances to remain outstanding.

“CP Rate” shall mean, for any day, the published rate for 30-day dealer placed commercial paper (high grade unsecured notes sold through dealers by major corporations in multiples of $1,000) which normally is published in the “Money Rates” section of The Wall Street Journal for such day or, in the event such report shall not so appear, in such other nationally recognized publication as Lender may, from time to time, specify to Borrower.

“Default” shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” shall have the meaning assigned to it in Section 2.4(d).

“Disbursement Account” shall have the meaning assigned to it in Section 2.6(c).

“Environmental Laws” shall mean all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata. wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.);

the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), each as from time to time amended, and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” shall mean, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” shall mean all permits, licenses, authorizations, certificates, approvals, registrations or other written documents required by any Governmental Authority under any Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to Borrower, any trade or business (whether or not incorporated) which, together with Borrower, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Event of Default” shall have the meaning assigned to it in Section 9.1.

“Expenses” shall have, with respect to each Liquidation Sale, the meaning assigned to such term in the Agency Agreement or Purchase Agreement for such Liquidation Sale; provided, that notwithstanding the terms of any Agency Agreement or Purchase Agreement, no amounts paid or payable to Borrower or Great American shall constitute Expenses for purposes of this Agreement other than reasonable out-of-pocket expenses actually incurred by Borrower or Great American in the course of conducting such Liquidation Sale.

“Fees” shall mean any and all fees payable to Lender pursuant to this Agreement or any of the other Loan Documents, including the Liquidation Loan Fees, the Letter of Credit Fees, and the Success Fees, if any.

“Final Accounting” shall mean, with respect to each Liquidation Sale, the final accounting with respect to amounts received by or payable to Borrower and amounts paid by Borrower in connection with such Liquidation Sale and all other related transactions, which accounting shall be prepared by Borrower and approved by Lender.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Great American” shall mean Garcel, Inc., a California corporation doing business as Great American Asset Management.

“Guaranteed Amount” shall have, with respect to each Liquidation Sale carried out pursuant to an Agency Agreement, the meaning assigned to such term in such Agency Agreement.

“Hazardous Material” shall mean any substance, material or waste which is regulated by or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance which is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Inventory Advance” shall have the meaning assigned to it in Section 2.1(a).

“Inventory Advance Rate” shall mean, with respect to each Liquidation Sale, the percentage that Lender uses to calculate the amount of the Inventory Advance or Letter of Credit Obligations, as the case may be, with respect to such Liquidation Sale, as determined pursuant to Section 2.1(a). In no case shall the Inventory Advance Rate for any Liquidation Sale be (i) lower than eighty-five percent (85%), or (ii) higher than ninety-five percent (95%).

“L/C Issuer” shall have the meaning assigned to it in Annex B.

“Lender” shall mean General Electric Capital Corporation, a corporation organized under the banking laws of the State of New York.

“Letter of Credit Fee” shall have the meaning assigned to it in Annex B.

“Letter of Credit Obligations” shall mean all outstanding obligations incurred by Lender at the request of Borrower, whether direct or indirect, contingent or otherwise. due or not due, in connection with the issuance of a reimbursement agreement or guaranty by Lender with respect to any Letter of Credit.

“Letters of Credit” shall mean commercial or standby letters of credit issued for the account of Borrower by any L/C Issuer for which Lender has incurred Letter of Credit Obligations.

“Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Liquidation Loan” shall mean the Inventory Advance or Letter of Credit Obligations with respect a Liquidation Sale, all other Revolving Credit Advances made with respect to such Liquidation Sale, and all accrued Fees, interest and other Obligations payable by Borrower with respect thereto.

“Liquidation Loan Fee” shall have the meaning assigned to it in Section 2.5(a).

“Liquidation Loan Proposal” shall have the meaning assigned to it in Section 2.1(a)(i).

“Liquidation Sale” shall mean all going out of business, liquidation or store closing sales conducted by Borrower with respect to the Retail Inventory of a particular Merchant pursuant to a particular Agency Agreement or Purchase Agreement.

“Liquidation Sales Agreements” shall mean the Agency Agreement or Purchase Agreement entered into between Borrower and a Merchant with respect to a Liquidation Sale, and any and all other agreements, instruments, documents and certificates entered into in connection therewith.

“Loan Documents” shall mean this Agreement, the Notes, the Collateral Documents and all other agreements, instruments, documents and certificates identified in the Schedule of Documents executed and delivered to, or in favor of, Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of Borrower, or any employee of Borrower, and delivered to Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Management Agreement” shall mean a management agreement or similar agreements or arrangements between Borrower and Great American, in form and substance acceptable to Lender, pursuant to which Great American provides the services that allow Borrower to perform its obligations under the Liquidation Sales Agreements and the Loan Documents.

“Material Adverse Effect” shall mean a material adverse effect, including by reason of an effect on Great American, on (a) the business, assets, operations, prospects or financial or other condition of Borrower, (b) Borrower’s ability to conduct any Liquidation Sale in accordance with the applicable Liquidation Sale Agreements or to pay any of the Liquidation Loans or any of the other Obligations in accordance with the terms of this Agreement, (c) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens, or (d) Lender’s rights and remedies under this Agreement and the other Loan Documents.

“Maximum Lawful Rate” shall have the meaning assigned to it in Section 2.4(e).

“Merchant” shall mean a Person that, in the ordinary course of its business, sells Retail Inventory.

“Net Profit Margin” shall mean, with respect to each Liquidation Sale, the sum of (i) the sum of (a) the Proceeds of such Liquidation Sale, plus (b) the cash proceeds of any unsold Retail Inventory retained by Borrower at the conclusion of such Liquidation Sale, minus (ii) the sum of (a) the Guaranteed Amount or Purchase Price with respect to such Liquidation Sale, plus (b) the Recovery Amount, if any, with respect to such Liquidation Sale, plus (c) actual Expenses incurred by Borrower with respect to such Liquidation Sale, plus (d) interest or Letter of Credit Fees, and any Liquidation Loan Fee, paid to Lender with respect to the Liquidation Loan for such Liquidation Sale, each as set forth in the Final Accounting.

“Notes” shall have the meaning assigned to it in Section 2.1(e).

“Notice of Letter of Credit Request” shall have the meaning assigned to it in Section 2.1.

“Notice of Revolving Credit Advance” shall have the meaning assigned to it in Section 2.1.

“Obligations” shall mean all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by Borrower to Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under this Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest and Letter of Credit Fees that accrue after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of Borrower, whether or not allowed in such proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to Borrower under this Agreement or any of the other Loan Documents.

“Permitted Encumbrances” shall have the meaning assigned to it in Section 7.8.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Proceeds” shall have, with respect to any Liquidation Sale, the meaning assigned to such term in the Agency Agreement or Purchase Agreement with respect to such Liquidation Sale.

“Purchase Agreement” shall mean a Purchase Agreement or other agreement entered into between Borrower and a Merchant in form and substance acceptable to Lender, pursuant to which Borrower is given the right to purchase Retail Inventory from such Merchant and to conduct Liquidation Sales with respect to such Retail Inventory.

“Purchase Price” shall have, with respect to each Liquidation Sale carried out pursuant to a Purchase Agreement, the meaning assigned to such term in such Purchase Agreement.

“Recovery Amount” shall have, with respect to each Liquidation Sale providing for a contingent additional, non-guaranteed payment to the applicable Merchant based upon the total amount of the Proceeds of such Liquidation Sale, the meaning assigned to such term in the Agency Agreement or Purchase Agreement for such Liquidation Sale.

“Release” shall mean any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Retail Inventory” shall mean goods that are held by a Merchant for sale in the ordinary course of its business and that are suitable for sale at retail.

“Revolving Credit Advance” shall have the meaning assigned to it in Section 2.1.

“Revolving Loan” shall mean, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances outstanding at such time plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrower outstanding at such time.

“Revolving Loan Commitment” shall mean the amount equal to One Hundred Million Dollars ($100,000,000).

“Sales Tax Receipts” shall mean the portion of Collections received in the Blocked Accounts on account of sales, excise and gross receipts taxes payable to any taxing authorities having jurisdiction.

“Schedule of Documents” shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Loan Documents and the transactions contemplated thereunder, substantially in the form of Annex A to this Agreement.

“Security Agreement” shall mean the Security Agreement of even date herewith between Borrower and Lender.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably be expected to become an actual or matured liability.

“Stock” shall mean all shares, options, warrants, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

“Subsidiary” shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.

“Success Fee” shall mean, with respect to each Liquidation Sale, an amount equal to the product of (i) the Net Profit Margin for such Liquidation Sale, multiplied by (ii) the Success Fee Percentage for such Liquidation Sale.

“Success Fee Percentage” shall mean, with respect to each Liquidation Sate, a percentage determined by the Borrower Percentage for such Liquidation Sale in accordance with the following grid:

If Borrower Equity Percentage is:	Then Success Fee Percentage is:
>5.0%, but < 6.0%	35.0%
>6.0%, but < 7.0%	32.0%
>7.0%, but < 8.0%	29.0%
>8.0%, but < 9.0%	26.0%
>9.0%, but < 10.0%	23.0%
>10.0%, but < 11.0%	20.0%
>11.0%, but < 12.0%	18.0%
>12.0%, but < 13.0%	16.0%
>13.0%, but < 14.0%	14.0%
>14.0%, but < 15.0%	12.0%
15.0%	10.0%

“Taxes” shall mean taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Lender by the jurisdictions under the laws of which Lender is organized or any political subdivision thereof.

“Termination Date” shall mean the date on which the Revolving Loan has been indefeasibly repaid in full and all other Obligations under this Agreement and the other Loan Documents have been completely discharged, and all Letter of Credit Obligations have been cash collateralized, cancelled or backed by stand-by letters of credit in accordance with Annex B, and Borrower shall not have any further right to borrow any monies under this Agreement.

“Unfunded Pension Liability” shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any ERISA Affiliate of Borrower as a result of such transaction.

1.2 Certain Matters of Construction.

(a) Unless otherwise specifically provided herein, any accounting term used in this Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

(b) All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of California to the extent the same are used or defined therein. Unless otherwise specified, reference in this Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in this Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such Annex, Exhibit or Schedule.

(c) Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation;” references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of Borrower, such words are intended to signify that Borrower has actual knowledge or awareness of a particular fact or circumstance or that Borrower, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

2.	AMOUNT AND TERMS OF CREDIT

2.1 Advances and Letters of Credit. Subject to the terms and conditions hereof, Lender agrees to, from time to time until the Commitment Termination Date, (i) make available advances (each, a “Revolving Credit Advance”) to or for the benefit of Borrower as provided for in this Section 2.1, and (ii) incur Letter of Credit Obligations in respect of Borrower as provided for in Annex 13 and this Section 2.1 The aggregate amount of Revolving Credit Advances and Letter of Credit Obligations outstanding shall not exceed at any time the Revolving Loan Commitment. Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 2.1.

Each Revolving Credit Advance or Letter of Credit Obligation shall be made or incurred on notice by Borrower to the representative of Lender identified on Schedule 2.1 at the address specified thereon. Those notices must be actually received by Lender no later than (1) 10:00 a.m. (California time) on the Business Day of the proposed Revolving Credit Advance in the case of all Revolving Credit Advances, or (2) with respect to Letter of Credit Obligations, 10:00 a.m. (California time) on the date which is at least two (2) Business Days prior to the requested incurrence of such Letter of Credit Obligations. Each such notice (a “Notice of Revolving Credit Advance” or “Notice of Letter of Credit Request,” as the case may be) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 2.1-1 or Exhibit 2.1-2, as the case may be, and shall include the information required in such Exhibit and such other information as may be required by Lender. In addition, a Notice of Letter of Credit Request shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) to be guaranteed. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower and approvals by Lender may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrower, Lender and the L/C Issuer.

(a) Inventory Advances and Letters of Credit. (i) If Borrower proposes to enter into Liquidation Sales Agreements with respect to any proposed Liquidation Sale, Borrower may propose that Lender agree to make a Revolving Credit Advance or incur Letter of Credit Obligations with respect to the Retail Inventory that is proposed to be sold through such Liquidation Sale (such Revolving Credit Advance is referred to as an “Inventory Advance”). Each such proposal (a “Liquidation Loan Proposal”) shall (A) be substantially in the form of Exhibit 2.1(a)(i) attached hereto and accompanied by all of the documents and information described on Schedule 2.1(a)(i), (B) involve a proposed Inventory Advance or Letter of Credit in an amount that Borrower reasonably expects to be not less than Fifteen Million Dollars ($15,000,000), and (C) be sent so that it is actually received by Lender no later than 10:00 a.m. (California time) on the fifth (5th) Business Day prior to the date of the proposed Inventory Advance or incurrence of the Letter of Credit Obligations.

(ii) Within three (3) Business Days after Lender’s receipt of a Liquidation Loan Proposal, Lender will notify Borrower in writing whether Lender (A) would be willing to make an Inventory Advance or incur Letter of Credit Obligations on the terms proposed by Borrower, (B) is not willing to make any Inventory Advance or incur any Letter of Credit Obligations with respect to such Liquidation Sale, or (C) would be willing to make an Inventory Advance or incur Letter of Credit Obligations with respect to the proposed Liquidation Sale, but only at a specified Inventory Advance Rate that is different from that proposed by Borrower and/or with such other modifications specified in such notice. Lender shall have sole discretion to decide whether or not to agree to any Liquidation Loan Proposal or to propose an alternative Inventory Advance Rate for the proposed Liquidation Sale. Lender shall not have any obligation to make an Inventory Advance or incur Letter of Credit Obligations unless Lender actually receives, within two (2) Business Days after Borrower’s receipt of a notice from Lender described in clauses (A) or (C) of the immediately preceding sentence, written notice from Borrower of Borrower’s intention to request disbursement of such Inventory Advance or incurrence of such Letter of Credit Obligations on the terms set forth in such notice from Lender.

(iii) The amount of the Inventory Advance or the Letter of Credit Obligations with respect to each Liquidation Sale shall be calculated based upon the applicable Inventory Advance Rate and the actual Guaranteed Amount or Purchase Price as determined pursuant to the applicable Agency Agreement or Purchase Agreement (or, if the actual amount required to be delivered to the Merchant by Borrower with respect to the Guaranteed Amount or Purchase Price is less than such Guaranteed Amount or Purchase Price, such lesser amount). The Inventory Advance shall be disbursed as a single advance; provided, that in the event the Liquidation Sales Agreements require an initial payment by Borrower to the Merchant before the completion of a final inventory count, the Inventory Advance may be disbursed in two separate advances with the first portion of the Inventory Advance being calculated based upon the applicable Inventory Advance Rate and the amount of such required initial payment and the second portion, if any, of the Inventory Advance being determined and made based on the actual Guaranteed Amount or Purchase Price as determined by the final inventory count.

(b) Sales Tax Advances. To the extent that Lender has received Collections with respect to a Liquidation Sale, which Collections include Sales Tax Receipts, Lender shall make Revolving Credit Advances equal to the amount of such Saks Tax Receipts, as and when Borrower is required to pay such amounts to the applicable Merchant or taxing authority, to enable Borrower to forward such amounts to such Merchant or taxing authority in accordance with the terms of the applicable Agency Agreement or Purchase Agreement. Borrower’s Notice of Revolving Credit Advance shall include documentation satisfactory to Lender evidencing the amount of such Sales Tax Receipts.

(c) Expense Advances. With respect to each Liquidation Sale, Lender shall make Revolving Credit Advances to enable Borrower to pay Expenses to the Merchant or any third party entitled to receive such payment in accordance with the terms of the applicable Agency Agreement or Purchase Agreement, as and when Borrower is required to pay such amounts. With respect to each Liquidation Sale, Lender shall make such Revolving Credit Advances in an aggregate amount not to exceed the lesser of (i) the actual Expenses of such Liquidation Sale, and (ii) an amount equal to one hundred and three percent (103%) of the amount for aggregate Expenses shown on the Budget for such Liquidation Sale (the “Total Expense Advance”); provided, that the Total Expense Advance may exceed one hundred and three percent (103%) of the amount for aggregate Expenses shown on the Budget for such Liquidation Sale to the extent that Borrower either provides Lender with evidence reasonably satisfactory to Lender that such excess was not caused by a deviation from the plan for such Liquidation Sale as set forth in the documents and information furnished to Lender with the Liquidation Loan Proposal for such Liquidation Sale, or to the extent that such excess is caused by a deviation for which Lender has given its prior written consent. Borrower’s Notice of Revolving Credit Advance shall include documentation satisfactory to Lender evidencing the amount of Expenses. If specified in the Liquidation Loan Proposal for such Liquidation Sale, Lender will incur Letter of Credit Obligations with respect to a portion of the anticipated Expenses of such Liquidation Sale; provided, that in such case Lender will not be obligated to make Revolving Credit Advances with respect to Expenses of such Liquidation Sale unless Lender is satisfied that the aggregate amount of such Revolving Credit Advances and the amount of such Letter of Credit Obligations that Lender reasonably anticipates may ultimately be drawn upon does not exceed the Total Expense Advance.

(d) [INTENTIONALLY OMITTED]

(e) Notes. For each Inventory Advance made or Letter of Credit Obligation incurred by Lender, Borrower shall execute and deliver to Lender a note in the principal amount of such Inventory Advance or Letter of Credit Obligation, substantially in the form of Exhibit 2.1(e) (collectively, the “Notes”). Each Note shall represent the obligation of Borrower to pay the amount of the applicable Inventory Advance or Letter of Credit Obligation, as well as all other Revolving Credit Advances with respect to the same Liquidation Loan, together with interest thereon as prescribed in Section 2.4. Notwithstanding any provision of any of the Notes, the entire unpaid balance of the Revolving Loan and all of the Notes, and all other non-contingent Obligations, shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

(f) Reliance on Notices. Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Letter of Credit Request, Liquidation Loan Proposal or similar notice believed by Lender to be signed by any of the authorized representatives of Borrower listed on Schedule 2.1(f) or any other individual designated in writing by such authorized representatives to act on behalf of Borrower. Lender may assume that each Person executing and delivering such a notice was duly authorized, unless the responsible individual acting thereon for Lender has actual knowledge to the contrary.

2.2 Use of Proceeds. Borrower shall use the proceeds of each Liquidation Loan solely for the purpose of making payments with respect to the Guaranteed Amount or Purchase Price, Sales Tax Receipts, Expenses, or the Recovery Amount, if any, with respect to the associated Liquidation Sale, as and when Borrower is required to pay such amounts in accordance with the terms of the applicable Agency Agreement or Purchase Agreement.

2.3 Maturity of Liquidation Loans. Each Liquidation Loan shall be due and payable in full, as the case may be for such Liquidation Loan, (i) 180 days after the date of the Inventory Advance with respect to such Liquidation Loan, or (ii) on the date of expiration of the Letter of Credit with respect to such Liquidation Loan.

2.4 Interest.

(a) With respect to each Liquidation Loan, Borrower shall pay interest to Lender on the aggregate outstanding principal amount of all Revolving Credit Advances thereunder at a per annum rate equal to the sum of (i) the CP Rate for the date on which the Inventory Advance thereunder was made, plus (ii) three and one-quarter percent (3.25%). Interest shall be payable in arrears on the first Business Day of each month and at the maturity of such Liquidation Loan.

(b) If any payment on any Liquidation Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c) All computations of interest shall be made by Lender on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable. Each determination by Lender of an interest rate hereunder shall be conclusive, absent manifest error.

(d) So long as any Event of Default shall have occurred and be continuing, and at the election of Lender after written notice from Lender to Borrower, the interest rates and the Letter of Credit Fees applicable to each of the Liquidation Loans shall be increased by two percent (2%) per annum above the rates of interest or the Letter of Credit Fees otherwise applicable hereunder (“Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations; provided that, if the Event of Default is a payment default, an Event of Default with respect to Section 4.20, 6.10 or 7.2 of the Credit Agreement, an Event of Default with respect to the occurrence of an event that has a Material Adverse Effect, in any case, solely with respect to any particular Liquidation Loan, or any other Event of Default solely with respect to a particular Liquidation Loan (other than an Event of Default that is the result of any fraud, acts in bad faith or intentional breach by Borrower), Lender may increase the rate of interest and the Letter of Credit Fee to the Default Rate only with respect to such Liquidation Loan. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

(e) Notwithstanding anything to the contrary set forth in this Section 2.4, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender is equal to the total interest which would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 2.4(a) through (d) above, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by Lender pursuant to the terms hereof exceed the amount which Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. if, notwithstanding the provisions of this Section 2.4(e), a court of competent jurisdiction shall finally determine that Lender has received interest hereunder in excess of the Maximum Lawful Rate, Lender shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 2.8 and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

2.5 Fees. As additional compensation for Lender’s Revolving Loan Commitment, Borrower agrees to pay to Lender the following Fees:

(a) On the date on which any Inventory Advance is made or any Letter of Credit Obligation is incurred by Lender, Borrower shall pay to Lender a fee (the “Liquidation Loan Fee”) equal to one-tenth of one percent (0.10%) of the amount of such Inventory Advance or Letter of Credit Obligation; provided, that once Borrower has paid Liquidation Loan Fees in the aggregate amount of $250,000, no further Liquidation Loan Fees shall be payable in connection with any other Inventory Advances or Letter of Credit Obligations under this Agreement. Any Liquidation Loan Fee payable with respect to any Inventory Advance or Letter of Credit Obligation shall be paid by Lender’s deducting the amount of such Liquidation Loan Fee from the funding amount of such Inventory Advance or by Borrower’s payment of the amount of such fee at the time such Letter of Credit Obligations are incurred.

(b) Upon completion of the Final Accounting with respect to any Liquidation Sale, Borrower shall pay to Lender the Success Fee, if any, with respect to such Liquidation Sale.

To the extent that Lender has received and is still holding payments with respect to such Liquidation Sale after all other Obligations with respect to such Liquidation Sale have been paid in full, Lender may apply the amount of payments against any Success Fee with respect to such Liquidation Sale.

2.6 Cash Management Systems.

(a) For each Liquidation Sale, prior to Lender’s making the Inventory Advance or incurring the Letter of Credit Obligations with respect to such Liquidation Sale, Borrower shall establish a blocked account in Borrower’s name (the “Blocked Account”) at a bank acceptable to Lender, for the deposit of all Collections and other amounts that Borrower is entitled to receive and use with respect to such Liquidation Sale, and Borrower shall deposit or cause to be deposited to the Blocked Account such amounts at least two times per week, or more frequently as Borrower may determine is appropriate.

(b) Prior to Lender’s making the Inventory Advance or incurring the Letter of Credit Obligations with respect to each Liquidation Sale, the bank at which the Blocked Account for such Liquidation Sale has been established shall have entered into a tri-party blocked account agreement with Lender and Borrower, in form and substance acceptable to Lender, which shall immediately become operative at the bank at which the Blocked Account is maintained. Such blocked account agreement shall provide, among other things, that such bank executing such agreement has no rights of setoff or recoupment or any other claim against such Blocked Account, other than for payment of its service fees and other charges directly related to the administration of such account, and the bank at which the Blocked Account is located agrees to forward immediately all amounts in the Blocked Account to the Collection Account and to commence the process of daily sweeps from the Blocked Account into the Collection Account.

(c) For each Liquidation Sale, Borrower shall establish, in its name, a separate account (each a “Disbursement Account”) at a bank acceptable to Lender into which Lender shall deposit proceeds of the Revolving Credit Advances with respect to such Liquidation Sale, except for those proceeds as to which Lender and Borrower have agreed upon an alternative method of funding, for use by Borrower solely in accordance with the provisions of Section 2.2.

(d) The Blocked Account and the Disbursement Account for each Liquidation Sale shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Liquidation Loan and all other Obligations with respect to such Liquidation Sale, and in which Borrower shall have granted a Lien to Lender pursuant to the Collateral Documents. Unless Lender otherwise agrees, Borrower shall maintain the Blocked Account and the Disbursement Account with respect to each Liquidation Sale so long as there is any reasonable expectation that any additional Collections will be received or Revolving Credit Advances made with respect to such Liquidation Sale.

2.7 Receipt of Payments. Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest, all payments shall be deemed received on the day of receipt of immediately available funds therefor in the Collection Account prior to 2:00 p.m. (New York time). Payments received after 2:00 p.m. (New York time) on any Business Day shall be deemed to have been received on the following Business Day. Although, as a result of the collection of payments in the Collection Account, a credit balance may exist in favor of Borrower, under no circumstance shall such credit balance accrue interest in favor of Borrower.

2.8 Application and Allocation of Payments.

(a) Prior to the date on which the Final Accounting for any Liquidation Sale is approved by Lender, any and all payments at any time or times received from or on behalf of Borrower with respect to such Liquidation Sale shall be applied, subject to the Final Accounting, in the following order: (i) principal payments with respect to Revolving Credit Advances made with respect to Expenses of the applicable Liquidation Sale; (ii) then due and payable payments of interest with respect to the applicable Liquidation Loan; (iii) then due and payable Letter of Credit Fees with respect to the applicable Liquidation Loan; (iv) then due and payable Obligations with respect to the applicable Liquidation Loan, other than interest, Letter of Credit Fees, and principal payments; (v) principal payments on the applicable Liquidation Loan, other than with respect to Expenses; (vi) to provide cash collateral for Letter of Credit Obligations in the manner described in Annex B until all of such Letter of Credit Obligations with respect to the applicable Liquidation Sale have been fully cash collateralized; (vii) to fund a reserve for Expenses that have not been paid with respect to the applicable Liquidation Sale, to the extent such Expenses have not been otherwise reserved for under a Letter of Credit; (viii) to fund a reserve for the Recovery Amount with respect to the applicable Liquidation Sale; (ix) to Expenses paid by Borrower with respect to the applicable Liquidation Sale that were not funded with Revolving Credit Advances; (x) to deposits to the Disbursement Account, for the benefit of Borrower, for payment of up to the Borrower Equity Amount; and (xi) ninety percent of the remaining amount, if any, to preliminary payments based on the Net Profit Margin with respect to the applicable Liquidation Sale, pro rata based upon the Success Fee percentage for such Liquidation Sale to Lender for the Success Fee and to deposits to the Disbursement Account for the benefit of Borrower; and (xii) to be held by Lender pending completion of the Final Accounting. Upon the Final Accounting, any remaining amounts received by Lender with respect to such Liquidation Sale after application in accordance with the order set forth above, shall be applied in the following order: (I) to payment of the Success Fee, if any, with respect to such Liquidation Sale; and then (II) to deposits to the Disbursement Account, for the benefit of Borrower.

(b) If upon the Final Accounting it is determined that any payments previously applied in accordance with Section 2.8(a) need to be adjusted to reflect the actual amounts of all of the items set forth in Section 2.8(a), and that the amount received by either party is greater than the amount than such party is ultimately determined to be entitled to receive, then such party shall pay the amount of such excess to the other party.

(c) Lender is authorized to, and at its sole election may, charge to the applicable Liquidation Loan balance on behalf of Borrower and cause to be paid all Fees, interest and other amounts owing by Borrower under this Agreement or any of the other Loan Documents with respect to such Liquidation Loan, if and to the extent Borrower fails to promptly pay any such amounts as and when due, even if such charges would cause the Revolving Loan to exceed the Revolving Credit Commitment. At Lender’s option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

(d) To the extent that Lender applies any cash payment to a reserve or cash collateral account maintained by Lender pursuant to Section 2.8(a), Lender shall credit interest to any such account in an amount equal to the actual interest that Lender earns on overnight deposits.

2.9 Loan Account and Accounting. Lender shall maintain a loan account (the “Loan Account”) on its books to record with respect to the Revolving Loan and each Liquidation Loan: (i) all Revolving Credit Advances, (ii) all payments made by Borrower or otherwise received by Lender, and (iii) all other debits and credits as provided in this Agreement with respect to the Revolving Loan, each Liquidation Loan or any other Obligations. All entries in the Loan Account shall be made in accordance with Lender’s customary accounting practices as in effect from time to time. The balances in the Loan Account, as recorded on Lender’s most recent printout or other written statement, shall be presumptive evidence of the amounts due and owing to Lender by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations. Lender shall render to Borrower a weekly accounting of transactions with respect to the Revolving Loan and each Liquidation Loan setting forth their respective balances. Unless Borrower notifies Lender in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the Final Accounting, each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower.

2.10 Indemnity.

(a) Borrower shall indemnify and hold harmless each of Lender and its Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions. proceedings, claims, damages, losses, liabilities and expenses (including attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”).

(b) Great American shall indemnify and hold harmless each Indemnified Person from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as a result of the engagement of Great American or any of its employees in, or any of such Person’s causing Borrower to engage in, any fraud, acts in bad faith or intentional breach of the terms of this Agreement or the Liquidation Sales Agreement in connection with any Liquidation Sale.

(c) Notwithstanding the foregoing, neither Borrower nor Great American shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action. proceeding, claim, damage, loss, liability or expense results solely from that Indemnified Person’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

2.11 Access. Borrower shall, during normal business hours, from time to time upon one (1) Business Day’s prior notice as frequently as Lender reasonably determines to be appropriate: (a) provide Lender and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of Borrower and to the Collateral, (b) permit Lender, and any of its officers, employees and agents, to inspect, audit and make extracts from Borrower’s books and records, (c) permit Lender, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Retail Inventory with respect to any Liquidation Sale, and (d) cause each Merchant to provide to Lender and its officers, employees and agents the same access to the properties and facilities of such Merchant that are used in connection with the Liquidation Sale as is provided to Borrower by such Merchant under the applicable Agency Agreement or Purchase Agreement. If a Default or Event of Default shall have occurred and be continuing, Borrower shall provide such access at all times and without advance notice. Borrower shall make available to Lender and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records which Lender may request. Borrower shall deliver any document or instrument necessary for Lender, as it may from time to time request, to obtain records from any service bureau or other Person which maintains records for Borrower, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by Borrower.

2.12 Taxes.

(a) Any and all payments by Borrower hereunder or under any Note shall be made, in accordance with this Section 2.12, free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

(b) Borrower shall indemnify and, within ten (10) days of demand therefor, pay Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by Lender, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

2.13 [INTENTIONALLY OMITTED]

2.14 Limited Recourse Obligation. With respect to each Liquidation Sale, (a) the Liquidation Loan and all of the other Obligations of Borrower with respect to such Liquidation Sale shall constitute one general obligation of Borrower secured by all of the Collateral arising under or related to such Liquidation Sale, and (b) except with respect to any indemnification obligations of Borrower, Lender’s recourse with respect to such Liquidation Loan and other Obligations of Borrower shall be limited to such Collateral.

2.15 Communication with Accountants and Other Professionals. Borrower authorizes Lender to communicate directly with any professionals retained by Borrower in connection with any Liquidation Sale, and authorizes and shall instruct each of those professionals to disclose and make available to Lender any and all financial statements and other supporting financial documents, schedules and information relating to such Liquidation Sale, except to the extent that such materials are protected by a legally recognized privilege held by Borrower and disclosure thereof to Lender cannot be accomplished without causing a waiver by Borrower of such privilege.

3.	CONDITIONS PRECEDENT

3.1 Conditions to the Occurrence of the Closing Date. The Closing Date shall not occur, and neither Borrower nor Lender shall have any rights or obligations under this Agreement until the following conditions have been satisfied or provided for in a manner satisfactory to Lender, in Lender’s sole discretion, or waived in writing by Lender:

(a) This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower and Lender; and Lender shall have received such documents, instruments, agreements and legal opinions as Lender shall request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Schedule of Documents as required to be delivered on or before the Closing Date, each in form and substance satisfactory to Lender.

(b) Lender shall have received (i) satisfactory evidence that Borrower and Great American have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents, or (ii) an officer’s certificate in form and substance satisfactory to Lender affirming that no such consents or approvals are required.

(c) The organization and capital structure of Borrower shall be acceptable to Lender in its sole discretion.

(d) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated thereby and which, in Lender’s sole judgment, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

3.2 Conditions to each Inventory Advance and Letter of Credit. Lender shall not be obligated to make the Inventory Advance or incur any Letter of Credit Obligations with respect to any Liquidation Sale until the following conditions with respect to such Liquidation Sale and the Liquidation Loan with respect thereto have been satisfied or provided for in a manner satisfactory to Lender, in Lender’s sole discretion, or waived in writing by Lender:

(a) Lender shall have received such documents, information and other materials required to be included with the Liquidation Loan Proposal and such other documents, information and other materials as Lender may reasonably request or are required hereunder, including executed versions of the Liquidation Sales Agreements and executed agreements establishing the Blocked Accounts for such Liquidation Sale, each in form and substance satisfactory to Lender.

(b) The inventory taking and verification processes conducted by RGIS or another inventory taking company acceptable to Lender shall have been completed in a manner reasonably satisfactory to Lender; provided, that, so long as all other conditions precedent are satisfied, a portion of an Inventory Advance may be made pursuant to Section 2.1(a)(iii) before the final inventory count has been completed.

(c) Lender shall have received evidence reasonably satisfactory to Lender that licenses (including going out of business sale licenses, if necessary), consents and acknowledgments have been obtained, and filings have been made, or if such licenses, consents and acknowledgments have not been obtained or such filings have not been made, then such licenses, consents and acknowledgments will be obtained and such filings will be made at or before the time they are required, from all Persons whose licenses, consents and acknowledgments or with whom filings may be required, including all requisite Governmental Authorities, with respect to the terms and to the execution, delivery and performance of the Liquidation Sales Agreements, and the performance of this Agreement and the other Loan Documents with respect thereto.

(d) Lender shall have received evidence satisfactory to it that (i) all Liens with respect to the applicable Liquidation Sale, if any, other than those of Lender, upon any of the Collateral with respect to such Liquidation Sales Agreements, have been terminated, released, or assigned to Borrower or Lender, and (ii) in the event there are no Liens on the Retail Inventory, Borrower shall have been granted a security interest in the such Retail Inventory to secure the obligations of the Merchant under the Liquidation Sales Agreements. In either case, all such Liens held by Borrower shall have been assigned to Lender.

(e) Lender shall have received evidence satisfactory to it that the “Merchandise,” as defined in the applicable Agency Agreement or Purchase Agreement, is free of all Liens, other than those of Borrower or Lender.

(f) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, the Liquidation Sales Agreements or the consummation of the transactions contemplated thereby and which, in Lender’s sole judgment, would make it inadvisable to consummate the transactions contemplated thereby this Agreement or any of the other Loan Documents.

(g) Lender shall have received evidence satisfactory to Lender that the Borrower has and will provide the Borrower Equity Amount with respect to such Liquidation Sale. If Lender is incurring Letter of Credit Obligations with respect to the Guaranteed Amount or Purchase Price with respect to such Liquidation Sale, Lender shall have received from Borrower cash collateral or a letter of credit in form, substance and issued by an issuer satisfactory to Lender, in either case in an amount equal to the Borrower Equity Amount with respect to such Liquidation Sale.

3.3 Further Conditions to Each Revolving Credit Advance. Lender shall not be obligated to fund any Revolving Credit Advance (including any Inventory Advance) or incur any Letter of Credit Obligations if, as of the date thereof:

(a) any representation or warranty by Borrower contained herein or in any of the other Loan Documents shall be untrue or incorrect in any material respect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement;

(b) or any event or circumstance having a Material Adverse Effect shall have occurred since the date hereof and be continuing; or

(c) any Default or Event of Default shall have occurred and be continuing or would result after giving effect to any Revolving Credit Advance or the incurrence of any Letter of Credit Obligations; provided that, if the Default or Event of Default is a payment default, a Default or an Event of Default with respect to Section 4.20, 6.10 or 7.2 of the Credit Agreement, a Default or an Event of Default with respect to the occurrence of an event that has a Material Adverse Effect, in any case, solely with respect to any particular Liquidation Loan, or any other Default or Event of Default solely with respect to a particular Liquidation Loan (other than a Default or an Event of Default that is the result of any fraud, acts in bad faith or intentional breach by Borrower), Lender shall not be obligated to fund any Revolving Credit Advances or incur any Letter of Credit Obligations only with respect to such Liquidation Loan; or

(d) after giving effect to any Revolving Credit Advance, the outstanding principal amount of the Revolving Loan would exceed the Revolving Loan Commitment.

The request and acceptance by Borrower of the proceeds of any Revolving Credit Advance or the incurrence of any Letter of Credit Obligations, in each case, shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by Borrower that the conditions in this Section 3.3 have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Lender’s Liens pursuant to the Collateral Documents.

4.	REPRESENTATIONS AND WARRANTIES

To induce Lender to make the Liquidation Loans and incur Letter of Credit Obligations, Borrower makes the following representations and warranties to Lender, each and all of which shall survive the execution and delivery of this Agreement.

4.1 Limited Liability Company Existence; Compliance with Law. Borrower (a) is a limited liability company duly organized and validly existing under the laws of its jurisdiction of formation; (b) is duly qualified to conduct business in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its Operating Agreement; and (f) is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.2 Executive Offices; FEIN; Organizational Number. The current location of Borrower’s chief executive office and principal place of business is 6330 Variel Avenue, Woodland Hills, California 91367, and Borrower has not had any other chief executive office or principal place of business. Borrower’s federal employer identification number is 95-4818571 and its organizational number given to it by its jurisdiction of formation is 200024910012.

4.3 Company Power, Authorization, Enforceable Obligations. The execution, delivery and performance by Borrower of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Borrower’s power as a limited liability company; (b) have been duly authorized by all necessary or proper company action; (c) do not contravene any provision of Borrower’s Operating Agreement; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower is a party or by which Borrower or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of Borrower other than those in favor of Lender pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those, if any, referred to in Section 3.1(b) and except for recordings and filings by Lender in connection with the Liens granted to Lender under any of the Loan Documents, all of which will have been duly obtained, made or complied with prior to the Closing Date. Each Loan Document constitutes a legal, valid and binding obligation of Borrower enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to its enforceability.

4.4 Material Adverse Effect. No event has occurred, which alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

4.5 Agreements Entered Into by Borrower. (a) Borrower has not entered into any contract, instrument, or other agreement other than this Agreement, the other Loan Documents, the Liquidation Sales Agreements, the Management Agreement and any other agreement entered into in the ordinary course of business and necessary to the performance of the foregoing agreements; and (b) Borrower is not in default and, except as previously disclosed to Lender in writing, to the best of Borrower’s knowledge no third party is in default under any of such agreements.

4.6 Ownership of Property; Liens. Borrower owns no property other than (i) the rights under the agreements described in Section 4.5(a), and (ii) the Retail Inventory purchased pursuant to a Purchase Agreement, if any. Borrower has good and marketable title to such assets, and none of such assets is subject to any Liens other than Permitted Encumbrances. In addition, there are no facts, circumstances or conditions known to Borrower that may result in any Liens other than those in favor of Lender pursuant to the Loan Documents.

4.7 Operations of Borrower; No Employees. Borrower has no employees and operates its business solely through services provided by Great American pursuant to the Management Agreement.

4.8 Ventures, Subsidiaries and Affiliates; and Indebtedness. Borrower has no Subsidiaries, is not engaged in any joint venture or partnership with any other Person, and is not an Affiliate of any other Person except Great American and their respective Affiliates listed on Schedule 4.8. Great American is the sole member of Borrower. Borrower has no outstanding indebtedness for borrowed money other than the Revolving Loan.

4.9 Government Regulation. Borrower is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940 as amended. Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur indebtedness or to perform its obligations hereunder. The making of the Revolving Loan by Lender to Borrower, the incurrence of the Letter of Credit Obligations on behalf of Borrower, the application of the proceeds thereof and repayment thereof and the consummation of the Liquidation Sales will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

4.10 Margin Regulations. Borrower is not engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of

“purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). Borrower owns no Margin Stock, and none of the proceeds of the Liquidation Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Liquidation Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board. Borrower will not take or permit to be taken any action which might cause any Loan Document to violate any regulation of the Federal Reserve Board.

4.11 Taxes. All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by Borrower have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid). There are no assessments or threatened assessments by the IRS or any other applicable Government Authority currently outstanding. Borrower has not executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of Borrower or any of its predecessors is liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to Borrower’s knowledge, as a transferee.

4.12 ERISA. Borrower has no employee benefit plans as defined in Section 3(3) of ERISA. None of Borrower or any ERISA Affiliate has taken, or failed to take, any action that has subjected or would subject Borrower to any liability with respect to any employee benefit plan.

4.13 No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of Borrower, threatened against Borrower, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”) that challenges Borrower’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder. There is no Litigation pending or, to the knowledge of Borrower, threatened that seeks damages or injunctive relief or alleges criminal misconduct of Borrower.

4.14 Brokers. No broker or finder acting on behalf of Borrower brought about the obtaining, making or closing of the Revolving Loan, and Borrower has no obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

4.15 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, any financial statement, or any other reports from time to time delivered hereunder or any written statement furnished by or on behalf of Borrower to Lender pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

4.16 Environmental Matters.

(a) (i) Borrower is not involved in operations nor does it know of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of Borrower; (ii) no notice has been received by Borrower identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of Borrower, there are no facts, circumstances or conditions that may result in Borrower being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (iii) Borrower has provided to Lender copies of all existing environmental reports, reviews and audits and all written information, if any, pertaining to actual or potential Environmental Liabilities.

(b) Borrower hereby acknowledges and agrees that Lender (i) is not now, and has not ever been, in control of any of Borrower’s affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Borrower’s conduct with respect to the ownership, operation or management of any of its compliance with Environmental Laws or Environmental Permits.

4.17 Deposit and Disbursement Accounts. Schedule 4.17 lists all banks and other financial institutions at which Borrower maintains deposits and/or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

4.18 Government Contracts. None of the Liquidation Sales Agreements is or will be subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar state or local law.

4.19 Solvency. Both before and after giving effect to (a) the Revolving Credit Advances and Letter of Credit Obligations to be made or extended on the Closing Date or such other date as Revolving Credit Advances or Letter of Credit Obligations requested hereunder are made or extended, (b) the disbursement of the proceeds of such Revolving Credit Advances pursuant to the instructions of Borrower, (c) any Liquidation Sale and (d) the payment and accrual of all transaction costs in connection with the foregoing, Borrower is Solvent.

4.20 Liquidation Sales Agreements. Borrower has delivered to Lender complete and correct copies of all existing Liquidation Sales Agreements (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). Neither Borrower nor, to Borrower’s knowledge, any other Person party thereto is in default in the performance or compliance with any provisions thereof. All Liquidation Sales Agreements comply with, and all Liquidation Sales prior to such time have been consummated in accordance with, all applicable laws. All requisite approvals by Governmental Authorities having jurisdiction over Borrower and, to Borrower’s knowledge, Merchant and other Persons referenced therein, with respect to the transactions contemplated by such Liquidation Sales Agreements, have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by such Liquidation Sales Agreements or to the conduct by Borrower of its business thereafter. To the best of Borrower’s knowledge, none of the Merchant’s representations or warranties in such Liquidation Sales Agreements contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading. Each of the representations and warranties given by Borrower in such Liquidation Sales Agreements is true and correct in all material respects. Notwithstanding anything contained in such Liquidation Sales Agreements to the contrary, such representations and warranties of Borrower are incorporated into this Agreement by this Section 4.20 and shall, solely for purposes of this Agreement and the benefit of Lender, survive the consummation of the related Liquidation Sale.

5.	FINANCIAL STATEMENTS AND INFORMATION

5.1 Reports and Notices. Borrower covenants and agrees that, from and after the Closing Date and until the Termination Date, it shall deliver to Lender (a) concurrently with the delivery of such information to the applicable Merchant, copies of financial statements, notices, projections and other financial information at the times and in the manner set forth in the Liquidation Sales Agreements with such Merchant, and (b) promptly after receipt by Borrower, copies of any notices from any Merchant under or relating to the Liquidation Sales Agreements.

5.2 Reports Relating to Liquidation Sales. In addition, Borrower shall provide to Lender the information with respect to each Liquidation Sale described on Schedule 5.2.

5.3 Great American Financial Reports. Within ninety (90) days after the end of each Fiscal Year, Borrower shall deliver to Lender audited financial statements for Great American, including balance sheets, and statements of income and cash flow.

6.	AFFIRMATIVE COVENANTS

Borrower agrees that from and after the date hereof and until the Termination Date:

6.1 Maintenance of Existence and Conduct of Business. Borrower shall: (a) do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a limited liability company, and its rights and franchises necessary to the proper conduct of its business; (b) continue to conduct its business solely for the purpose of conducting Liquidation Sales; (c) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear); and (d) transact business only in its legal name.

6.2 Payment of Obligations.

(a) Subject to Section 6.2(b), Borrower shall pay and discharge or cause to be paid and discharged promptly all Charges and lawful claims for labor, materials, supplies and services or otherwise, before any thereof shall become past due.

(b) Borrower may in good faith contest, by appropriate proceedings, the validity or amount of any Charges or claims described in Section 6.2(a); provided, that (a) at the time of commencement of any such contest no Default or Event of Default shall have occurred and be continuing, (b) adequate reserves with respect to such contest are maintained on the books of Borrower, in accordance with GAAP, (c) such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges or claims or any Lien in respect thereof, (d) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, (e) no Lien shall be imposed to secure payment of such Charges, (f) Borrower shall promptly pay or discharge such contested Charges or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Lender evidence acceptable to Lender of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to Borrower or the conditions set forth in this Section 6.2(b) are no longer met, and (g) Lender has not advised Borrower in writing that Lender reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

6.3 Books and Records. Borrower shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP.

6.4 Insurance.

(a) Borrower shall, at its sole cost and expense, maintain or cause any Merchant to maintain, as the case may be, policies of insurance required to be maintained (or caused to be maintained) by Borrower in any applicable Liquidation Sales Agreement, in form and with insurers acceptable to Lender. If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Lender may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Lender deems advisable. Lender shall have no obligation to obtain insurance for Borrower or pay any premiums therefor. By doing so, Lender shall not be deemed to have waived any Default or Event of Default arising from Borrower’s failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Lender and shall be additional Obligations hereunder secured by the Collateral.

(b) Lender reserves the right at any time upon any change in Borrower’s risk profile to require additional forms and limits of insurance to, in Lender’s reasonable opinion, adequately protect both Lender’s interests in all or any portion of the Collateral and to ensure that Borrower is protected by insurance in amounts and with coverage customary for its industry. If requested by Lender, Borrower shall deliver to Lender from time to time a report of a reputable insurance broker, reasonably satisfactory to Lender, with respect to its insurance policies.

(c) Borrower shall deliver to Lender, in form and substance reasonably satisfactory to Lender, endorsements to all policies of insurance naming Lender as loss payee or additional insured, as the case may be, for those policies of insurance under which Borrower is named as an insured. Borrower shall promptly notify Lender of any loss, damage, or destruction to the Collateral or the Retail Inventory, whether or not covered by insurance. After deducting from such proceeds the expenses, if any, incurred by Lender in the collection or handling thereof, Lender shall apply such proceeds to the reduction of the Obligations in accordance with Section 2.8.

6.5 Compliance with Laws. Borrower shall comply with all federal, state, local, and foreign laws and regulations applicable to it, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.6 Supplemental Disclosure. From time to time as may be requested by Lender (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), Borrower shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Lender in writing; and (b) no supplement shall be required as to representations and warranties that relate solely to the Closing Date.

6.7 Intellectual Property. Borrower will conduct its business and affairs without infringement of or interference with any intellectual property of any other Person.

6.8 Environmental Matters. Borrower shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its property in compliance with all Environmental Laws and Environmental Permits; (b) implement any and all investigation, remediation, removal and response actions which are appropriate or necessary to comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its property; (c) notify Lender promptly after Borrower becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any property; and (d) promptly forward to Lender a copy of any order, notice, request for information or any communication or report received by Borrower in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. Borrower shall not be deemed to have a Merchant “within its control” solely because of the provisions of any Liquidation Sales Agreement.

6.9 Further Assurances. Borrower agrees that it shall and shall cause any Merchant to, at Borrower’s expense and upon request of Lender, duly execute and deliver, or cause to be duly executed and delivered, to Lender such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Lender to carry out more effectually the provisions and purposes of this Agreement or any other Loan Document. Without limiting the foregoing, Borrower shall take all actions necessary such that the Liens granted to Lender pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances with respect to the Collateral.

6.10 Liquidation Sales Agreements. Borrower shall comply with all material terms, provisions and conditions of the Liquidation Sales Agreements and Borrower shall notify Lender of any breach of or noncompliance with any material terms, provisions, or conditions of the Liquidation Sales Agreements by the applicable Merchant of which Borrower has knowledge.

7.	NEGATIVE COVENANTS

Borrower agrees that, without the prior written consent of Lender, from and after the date hereof until the Termination Date:

7.1 Mergers, Subsidiaries, Etc. Borrower shall not directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, or (b) merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with or acquire, any Person; provided, that, the acquisition of any assets by Borrower in connection with any Liquidation Sale pursuant to the Liquidation Sales Agreements shall not be violation of this covenant.

7.2 Liquidation Sales Agreements. Borrower shall not amend, modify, supplement, or assent to noncompliance with any material term, provision or condition of any Liquidation Sales Agreements.

7.3 Investments; Loans and Advances. Borrower shall not make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that, so long as no Default or Event of Default shall have occurred and be continuing, Borrower may make investments up to $2,000,000 in the aggregate, subject to control agreements in favor of Lender or otherwise subject to a perfected security interest in favor of Lender, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (iii) certificates of deposit, maturing no more than one year from the date of creation thereof, issued by commercial banks incorporated under the laws of the United States of

America, each having combined capital, surplus and undivided profits of not less than 5300,000,000 and having a senior secured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”), and (iv) time deposits, maturing no more than 30 days from the date of creation thereof with A Rated Banks.

7.4 Indebtedness. Borrower shall not create, incur, assume or permit to exist any indebtedness or liabilities, other than with respect to this Agreement, the other Loan Documents, the Liquidation Sales Agreements, and the Management Agreement, except (i) the Liquidation Loans and the other Obligations, and (ii) deferred taxes.

7.5 Affiliate Transactions. Borrower shall not enter into or be a party to any transaction with any Affiliate; provided that, Borrower may enter the Management Agreement and make payments thereunder to Great American so long as such payments are limited to the reimbursement of actual out-of-pocket expenses consistent with the Budget for any Liquidation Sale.

7.6 Capital Structure and Business. Borrower shall not (a) make any changes in any of its business objectives or purposes, or any material change in its operations, or (b) make any change in its capital structure as described in Section 4.8.

7.7 Guaranteed Indebtedness. Borrower shall not create, incur, assume or permit to exist any obligation to guaranty any indebtedness or other obligation of any other Person in any manner except by endorsement of instruments or items of payment for deposit to the general account of Borrower.

7.8 Liens. Borrower shall not create, incur, assume or permit to exist any Lien on or with respect to the any of its properties or assets (whether now owned or hereafter acquired) except (i) Liens in favor of Lender pursuant to the Loan Documents, (ii) Liens for taxes not yet due, and (iii) materialmen’s, mechanic’s, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business securing obligations that are not overdue (collectively, “Permitted Encumbrances”). In addition, Borrower shall not become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Lender as additional collateral for the Obligations.

7.9 Sale of Membership Interests and Assets. Borrower shall not sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including any membership interest (whether in a public or a private offering or otherwise), other than the sale of Retail Inventory in Liquidation Sales pursuant to the Liquidation Sales Agreements. With respect to any disposition of assets or other properties in connection with any Liquidation Sale pursuant to the respective Liquidation Sales Agreements, Lender agrees to release its Lien on such assets or other properties in order to permit Borrower to effect such disposition and shall execute and deliver to Borrower, at Borrower’s expense, appropriate UCC-3 termination statements and other releases as reasonably requested by Borrower.

7.10 ERISA. Borrower shall not cause or permit any ERISA Affiliate to cause or permit to occur an event which could result in the imposition of a Lien under Section 412 of the Internal Revenue Code or Section 302 or 4068 of ERISA.

7.11 Hazardous Materials. Borrower shall not cause nor, to the extent its permission or acquiescence is sought or required, permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the real estate upon which any Liquidation Sale is being held, where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Collateral or Retail Inventory, other than such violations or impacts which could not reasonably be expected to have a Material Adverse Effect.

7.12 Sale-Leasebacks. Borrower shall not engage in any sale-leaseback, synthetic lease or similar transaction involving any assets.

7.13 Cancellation of Indebtedness. Borrower shall not cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm’s-length basis and in the ordinary course of its business.

7.14 Restricted Payments. Borrower shall not make any payment or distribution to Great American in respect of its membership interests, except Borrower may make payment to Great American in an aggregate amount not exceeding the amount Borrower is entitled to receive in connection with such Liquidation Sale pursuant to Section 2.8.

7.15 Change of Company Name or Location; Change of Fiscal Year. Borrower shall not (a) change its name, or (b) change its chief executive office, principal place of business, other business offices, warehouses or other locations, or the location of its records concerning the Collateral, in any case without at least thirty (30) days prior written notice to Lender and after completing or taking any reasonable action requested by Lender in connection therewith, including to continue the perfection of any Liens in favor of Lender in any Collateral, and provided that any such new location shall be in the continental United States. Without limiting the foregoing, Borrower shall not change its name, identity or structure in any manner which might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-402(7) of the Code or any other then applicable provision of the Code except upon prior written notice to Lender and after completing or taking any reasonable action requested by Lender in connection therewith, including to continue the perfection of any Liens in favor of Lender in any Collateral. Borrower shall not change its Fiscal Year.

7.16 No Speculative Transactions. Borrower shall not engage in any transaction involving commodity options, futures contracts or similar transactions.

7.17 Leases. Borrower shall not enter into any lease.

8.	TERM

8.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Liquidation Loans and all other Obligations shall be automatically due and payable in full on such date.

8.2 Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of Borrower or the rights of Lender relating to any unpaid portion of the Liquidation Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon Borrower, and all rights of Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, however that in all events the provisions of Section 10, the payment of obligations under Sections 2.12 and 2.13, and the indemnities contained in the Loan Documents shall survive the Termination Date.

9.	EVENTS OF DEFAULT: RIGHTS AND REMEDIES

9.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a) Borrower (i) fails to make any payment of principal of any Liquidation Loan or any of the other Obligations when due and payable, (ii) fails to make any payment of interest or Letter of Credit Fees on any Liquidation Loan when due and payable and the same shall remain unremedied for one (1) Business Day, or (iii) fails to pay or reimburse Lender for any expense reimbursable hereunder or under any other Loan Document within ten (10) days following Lender’s demand for such reimbursement or payment of expenses.

(b) Borrower shall fail or neglect to perform, keep or observe any of the provisions of Sections 2.2, 2.6, 6.4 or 7.

(c) Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 5, and the same shall remain unremedied for five (5) Business Days or more.

(d) Borrower shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 9 and the same shall remain unremedied for a period ending on the first to occur of three days after Borrower shall receive written notice of any such failure from Lender or five (5) Business Days after Borrower shall become aware thereof.

(e) Any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate made or delivered to Lender by Borrower is untrue or incorrect in any material respect as of the date when made or deemed made.

(f) Any assets of Borrower shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of Borrower and such condition continues for thirty (30) days or more.

(g) A case or proceeding shall have been commenced against Borrower seeking a decree or order (i) under Title 11 of the United States Code, as now constituted or hereafter amended or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or of any substantial part of its assets, or (iii) ordering the winding-up or liquidation of the affairs of Borrower, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding.

(h) Borrower (i) shall file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) shall fail to contest in a timely and appropriate manner or shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or of any substantial part of its assets, (iii) shall make an assignment for the benefit of creditors, or (iv) shall take any action in furtherance of any of the foregoing, or (v) shall admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due.

(i) A final judgment or judgments for the payment of money shall be rendered against Borrower and the same shall not, within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay.

(j) Any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or Borrower shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any security interest created under any Loan Document shall cease to be a valid and perfected first priority security interest or Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby, unless such security interests ceases to be a valid and perfected first priority security interest or Lien in the Collateral solely by reason of Lender’s act or failure to act.

(k) Any other event shall have occurred that has a Material Adverse Effect.

9.2 Remedies.

(a) If any Default or Event of Default shall have occurred and be continuing, Lender may without notice suspend this facility with respect to further Revolving Credit Advances and the incurrence of further Letter of Credit Obligations whereupon any further Revolving Credit Advances and Letter of Credit Obligations shall be made or extended in Lender’s sole discretion so long as such Default or Event of Default is continuing; provided, that if the Default or Event of Default is a payment default, a Default or an Event of Default with respect to Section 4.20, 6.10 or 7.2 of the Credit Agreement, a Default or an Event of Default with respect to the occurrence of an event that has a Material Adverse Effect, in any case, solely with respect to any particular Liquidation Loan, or any other Default or Event of Default solely with respect to a particular Liquidation Loan (other than a Default or an Event of Default that is the result of any fraud, acts in bad faith or intentional breach by Borrower), Lender may exercise the remedies in this Section 9.2(a) only with respect to such Liquidation Loan.

(b) If any Event of Default shall have occurred and be continuing, Lender may, without notice, (i) terminate this facility with respect to further Revolving Credit Advances and the incurrence of further Letter of Credit Obligations; (ii) except as otherwise expressly provided herein, increase the rate of interest and Letter of Credit Fees applicable to the Liquidation Loans to the Default Rate; (iii) declare all or any portion of the Obligations, including all or any portion of any Liquidation Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized as provided in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower; and (iv) exercise any rights and remedies provided to Lender under the Loan Documents and/or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 9.1 (f), (g) or (h), all of the Obligations, including the Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person; provided further, that if the Default or Event of Default is a payment default, a Default or an Event of Default with respect to Section 4.20, 6.10 or 7.2 of the Credit Agreement, a Default or an Event of Default with respect to the occurrence of an event that has a Material Adverse Effect, in any case, solely with respect to any particular Liquidation Loan, or any other Default or Event of Default solely with respect to a particular Liquidation Loan (other than a Default or an Event of Default that is the result of any fraud, acts in bad faith or intentional breach by Borrower), Lender may exercise the remedies in this Section 9.2(a) only with respect to such Liquidation Loan and the Collateral related thereto.

(c) If any Event of Default shall have occurred and be continuing and if Lender determines that Borrower is unwilling or unable to conduct any Liquidation Sale as required under the applicable Liquidation Sales Agreement, then Lender may assume control of, and conduct and complete, such Liquidation Sale pursuant to the terms of such Liquidation Sales Agreement.

9.3 Waivers by Borrower. Except as otherwise provided for in this Agreement or by applicable law, Borrower waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard, (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies, and (c) the benefit of all valuation, appraisal and exemption laws.

10.	SUCCESSORS AND ASSIGNS

10.1 Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of Borrower, Lender and their respective successors and assigns (including a debtor-in-possession on behalf of Borrower), except as otherwise provided herein or therein. Borrower shall not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Lender. Any such purported assignment, transfer, hypothecation or other conveyance by Borrower without the prior express written consent of Lender shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of Borrower and Lender with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11.	MISCELLANEOUS

11.1 Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2 below. Any prior agreement, whether written or oral, between Borrower and Lender or any of their respective affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

11.2 Amendments. No amendment, modification, or termination of any provision of this Agreement or any Note, or any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender and Borrower.

Upon indefeasible payment in full in cash and performance of all of the Obligations (other than indemnification Obligations under Section 2.10), termination of the Revolving Loan Commitment and a release of all claims against Lender, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Lender shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

11.3 Fees and Expenses. Borrower shall reimburse Lender for all out-of-pocket expenses incurred by Lender after the Closing Date in connection with the Loan Documents or the Liquidation Loans made or proposed to be made thereunder (including the reasonable fees and expenses of Lender’s special loan counsel, advisors, consultants and auditors retained in connection with the Loan Documents and advice in connection therewith). Borrower shall reimburse Agent for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) for advice, assistance, or other representation in connection with:

(a) the forwarding to Borrower or any other Person on behalf of Borrower by Lender of the proceeds of the Revolving Loans;

(b) any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or advice in connection with the administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

(c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection therewith or herewith, whether as party, witness, or otherwise, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against Borrower or any other Person that may be obligated to Lender by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Revolving Loan during the pendency of one or more Events of Default;

(d) any attempt to enforce any remedies of Lender against Borrower or any other Person that may be obligated to Lender by virtue of any of the Loan Documents; including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Liquidation Loans during the pendency of one or more Events of Default;

including, without limitation, all attorneys’ and other professional and service providers’ fees arising from such services, including those in connection with any appellate proceedings; and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrower to Lender. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

11.4 No Waiver. Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan

Documents and no Default or Event of Default by Borrower shall be deemed to have been suspended or waived by Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Lender and directed to Borrower specifying such suspension or waiver.

11.5 Remedies. Lender’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

11.6 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

11.8 Confidentiality. Lender agrees to use reasonable efforts (equivalent to the efforts Lender applies to maintain as confidential its own confidential information) to maintain as confidential all information provided to it by Borrower and designated as confidential; provided, that Lender may disclose such information (a) to Persons employed or engaged by Lender in evaluating, approving, structuring or administering the Liquidation Loans and the Revolving Loan Commitment; (b) to any bona fide participant or potential participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide participant or potential participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, in the opinion of Lender’s counsel, required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Lender is a party, or (f) which ceases to be confidential through no fault of Lender. Lender may at any time destroy any documents containing such confidential information.

11.9 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE

OR FEDERAL COURTS LOCATED IN LOS ANGELES COUNTY, CALIFORNIA SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND LENDER PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT LENDER AND BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF LOS ANGELES COUNTY, CALIFORNIA AND; PROVIDED, FURTHER NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION THAT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN SCHEDULE 11.10 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAIL, PROPER POSTAGE PREPAID.

11.10 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated on Schedule 11.10 or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Lender) designated on Schedule 11.10 to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

11.11 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

11.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN LENDER AND BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

11.14 Press Releases. Borrower executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its Affiliates or referring to this Agreement, the other Loan Documents or the Liquidation Sales Agreements without at least two (2) Business Days’ prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) Borrower or Affiliate is required to do so under law and then, in any event, Borrower or Affiliate will consult with GE Capital before issuing such press release or other public disclosure. Borrower consents to the publication by Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.

11.15 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Borrower for liquidation or reorganization, should Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.16 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

11.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.18 No Joint Venture. Nothing contained herein shall be deemed or construed to create a partnership or joint venture between Borrower and Lender.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

GREAT AMERICAN VENTURE, LLC, a California limited liability company

By:	Garcel, Inc., a California corporation
Its:	Manager

	By:	/s/ Gary Mintz
Gary Mintz
Chairman of the Board of Directors

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Robert S. Yasuda
Name:	Robert S. Yasuda
Duly Authorized Signatory

[ADDITIONAL SIGNATURES ON THE FOLLOWING PAGE]

ACKNOWLEDGMENT AND AGREEMENT

Each of the undersigned hereby acknowledges and agrees to the indemnity provisions set forth in Section 2.10(b) of the foregoing Credit Agreement.

GARCEL, INC., a California corporation doing business as Great American Asset Management

By:	/s/ Gary Mintz
Name:
Title:

ANNEX B (Section 2.1)

to

CREDIT AGREEMENT

LETTERS OF CREDIT

(a) Issuance. Subject to the terms and conditions of this Agreement, Lender agrees to incur from time to time prior to the Commitment Termination Date, upon the request of Borrower and for Borrower’s account, Letter of Credit Obligations by causing Letters of Credit to be issued (by a bank or other legally authorized Person selected by or acceptable to Lender in its sole discretion (each, an “L/C Issuer”) for Borrower’s account and guaranteed by Lender; provided, however, that the aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the Revolving Loan Commitment less the aggregate outstanding principal balance of the Revolving Credit Advances. No such Letter of Credit shall have an expiry date which is more than two hundred seventy (270) days following the date of issuance thereof, and Lender shall be under no obligation to incur Letter of Credit Obligations in respect of any Letter of Credit having an expiry date which is later than the Commitment Termination Date.

(b) Revolving Credit Advances Automatic. In the event that Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Revolving Credit Advance to Borrower under Section 2.1 of this Agreement with respect to the Liquidation Sale to which the Letter of Credit is related regardless of whether a Default or Event of Default shall have occurred and be continuing and notwithstanding Borrower’s failure to satisfy the conditions precedent set forth in Section 3.

(c) Cash Collateral. If Borrower is required to provide cash collateral for any Letter of Credit Obligations pursuant to this Agreement prior to the Commitment Termination Date, Borrower will pay to Lender cash or cash equivalents acceptable to Lender (“Cash Equivalents”) in an amount equal to 100% of the Revolving Loan Commitment then available to be drawn under each applicable Letter of Credit outstanding for the benefit of Borrower. Such funds or Cash Equivalents shall be held by Lender in a cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution acceptable to Lender. The Cash Collateral Account shall be in the name of Borrower, and shall be pledged to, and subject to the control of, Lender in a manner satisfactory to Lender. Borrower hereby pledges and grants to Lender a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations incurred by Borrower in connection with the applicable Liquidation Sale, whether or not then due. This Agreement, including this Annex B, shall constitute a security agreement under applicable law.

If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Borrower shall either (i) provide cash collateral therefor in the manner described above, or (ii) cause all such Letters of Credit and guaranties thereof to be canceled and returned, or (iii) deliver a stand-by letter (or letters) of credit in guarantee of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration as, and in an amount equal to 100% of the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are satisfactory to Lender in its sole discretion.

From time to time after funds are deposited in the Cash Collateral Account by Borrower, whether before or after the Commitment Termination Date, Lender may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts due and payable by Borrower to Lender with respect to the Letter of Credit Obligations of Borrower in connection with the applicable Liquidation Sale and, upon the satisfaction in full of all such Letter of Credit Obligations of Borrower, to any other Obligations of Borrower then due and payable to Lender in connection with such Liquidation Sale.

Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations in connection with any Liquidation Sale and the payment of all amounts payable by Borrower to Lender in respect thereof, any funds remaining in the Cash Collateral Account with respect to such Liquidation Sale shall be applied to other Obligations with respect to such Liquidation Sale when due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to Borrower or as otherwise required by law.

(d) Fees and Expenses. Borrower agrees to pay to Lender, as compensation to Lender for Letter of Credit Obligations incurred hereunder, (i) all costs and expenses incurred by Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to two and one-quarter percent (2.25%) per annum multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit. Such fee shall be paid to Lender in arrears on the first day of each month. In addition, Borrower shall pay to any L/C Issuer, on demand, such fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(e) Obligation Absolute. The obligation of Borrower to reimburse Lender for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities. Such obligations of Borrower shall be paid strictly in accordance with the terms hereof under all circumstances, including the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit or this Agreement or the other Loan Documents or any other agreement;

(ii) the existence of any claim, setoff, defense or other right which Borrower or any of its affiliates may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Lender, or any other Person, whether in connection with this

Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between Borrower or any of its affiliates and the beneficiary for which the Letter of Credit was procured);

(iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by Lender or any L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit or such guaranty (except any payment by Lender that was made solely as a result of Lender’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction, in determining that the demand for payment under any Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof);

(v) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or

(vi) the fact that a Default or an Event of Default shall have occurred and be continuing.

(f) Indemnification; Nature of Lender’s Duties.

(i) In addition to amounts payable as elsewhere provided in this Agreement, Borrower hereby agrees to pay and to protect, indemnify, and save Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including attorneys’ fees and allocated costs of internal counsel) which Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of Lender or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Lender (as finally determined by a court of competent jurisdiction).

(ii) As between Lender and Borrower, Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, Lender shall not be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) for failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided that, in the case of any payment by Lender under any Letter of Credit or guaranty thereof, Lender shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) for errors in interpretation of technical terms; (F) for any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) for the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) for any consequences arising from causes beyond the control of Lender. None of the above shall affect, impair, or prevent the vesting of any of Lender’s rights or powers hereunder or under this Agreement.

(iii) Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrower in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between Borrower and such L/C Issuer.

EXHIBIT 2.1-1

to

CREDIT AGREEMENT

FORM OF NOTICE OF REVOLVING CREDIT ADVANCE

Reference is made to that certain Credit Agreement dated as of October 25, 2000 (including all annexes, exhibits, and schedules thereto, and as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and between the undersigned (“Borrower”) and General Electric Capital Corporation (“Lender”). Capitalized terms used herein without definition are so used as defined in the Credit Agreement.

Borrower hereby gives irrevocable notice, pursuant to Section 2.1 of the Credit Agreement, of its request for a Revolving Credit Advance to be made on [ Date ] in the aggregate amount of $[            ].

Borrower hereby (i) represents and warrants that all of the conditions contained in Sections 3.2 and 3.3 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the Revolving Credit Advance requested hereby, before and after giving effect thereto and to the application of the proceeds therefrom; and (ii) reaffirms the continuation of Lender’s Liens pursuant to the Collateral Documents.

IN WITNESS WHEREOF, Borrower has caused this Notice of Revolving Credit Advance to be executed and delivered by its duly authorized officer as of the date first set forth above.

GREAT AMERICAN VENTURE, LLC

By:
Name:
Title:

EXHIBIT 2.1-2

to

CREDIT AGREEMENT

FORM OF NOTICE OF LETTER OF CREDIT REQUEST

Reference is made to that certain Credit Agreement dated as of October 25, 2000 (including all annexes, exhibits, and schedules thereto, and as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and between the undersigned (“Borrower”) and General Electric Capital Corporation (“Lender”). Capitalized terms used herein without definition are so used as defined in the Credit Agreement.

Borrower hereby gives irrevocable notice, pursuant to Section 2.1 of the Credit Agreement, of its request for Lender to incur Letter of Credit Obligations on [ Date ] in the aggregate amount of $[            ] by causing a Letter of Credit to be issued for Borrower’s account in the form attached hereto as Exhibit A.

Borrower hereby (i) represents and warrants that all of the conditions contained in Sections 3.2 and 3.3 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the incurrence of the Letter of Credit Obligations requested hereby, before and after giving effect thereto and to the application of the proceeds therefrom; and (ii) reaffirms the continuation of Lender’s Liens pursuant to the Collateral Documents.

IN WITNESS WHEREOF, Borrower has caused this Notice of Letter of Credit Request to be executed and delivered by its duly authorized officer as of the date first set forth above.

GREAT AMERICAN VENTURE, LLC

By:
Name:
Title:

EXHIBIT 2.1(a)(i)

to

CREDIT AGREEMENT

(FORM OF) LIQUIDATION LOAN PROPOSAL

Reference is made to that certain Credit Agreement dated as of October 25, 2000 by and between the undersigned (“Borrower”) and General Electric Capital Corporation (“Lender”) (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”). Capitalized terms used herein without definition are so used as defined in the Credit Agreement.

The undersigned, being the [            ] of Borrower, hereby certifies that the information provided herein is true and correct in all material respects based on the information provided by the Merchant to Borrower.

1.	GENERAL INFORMATION REGARDING MERCHANT AND INVENTORY

(a)	Name or Merchant

(b)	Anticipated Gross Inventory Amount at Retail	$

(c)	Anticipated Gross Inventory Amount at Cost	$

(d)	Anticipated Guaranteed Amount ( % of Gross Inventory Amount at Retail)	$

2.	AMOUNT REQUESTED FOR LIQUIDATION LOAN

(a)	Proposed Borrower Equity Percentage		%

(b)	Proposed Inventory Advance Rate		%

2(a) + 2(b) = 100%

(c)	Choose One of the Following Amounts To Be Used For Calculation:	$

	(i) Guaranteed Amount	$

	(ii) Purchase Price	$

	(iii) Other Agreed Amount to Be Delivered by Borrower to Merchant	$

	Or	$

	(iv) Letter of Credit Amount	$

(d)	Borrower Equity Amount 2(a) x 2(c)	$

(e)	If 2(c)(i), (ii) or (iii) applies, then	$

	Inventory Advance 2(b) x 2(c)	$

IN WITNESS WHEREOF, the undersigned has executed and delivered this Liquidation Loan Proposal as of the date first set forth above.

GREAT AMERICAN VENTURE, LLC

By:
Name:
Title:

EXHIBIT 2.1(e)

to

CREDIT AGREEMENT

SECURED PROMISSORY NOTE

$	Los Angeles, California
,

FOR VALUE RECEIVED, the undersigned, GREAT AMERICAN VENTURE, LLC, a California limited liability company (“Borrower”), hereby promises to pay to the order of GENERAL ELECTRIC CAPITAL CORPORATION (“Lender”), or its assigns, at its address at 350 South Beverly Drive, Suite 200, Beverly Hills, California 90212, or at such other place as Lender may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of                      DOLLARS ($                    ), or if less, the aggregate unpaid principal amount of the Liquidation Loan (as defined in the Credit Agreement, as hereinafter defined) made to Borrower in connection with the particular Liquidation Sale (as defined in the Credit Agreement) with respect to which this Secured Promissory Note is executed. This Secured Promissory Note is executed with respect to the Liquidation Sale for                      (“Merchant”) to be conducted by Borrower pursuant to that certain [Agency Agreement/Purchase Agreement] dated             ,    , between Merchant and Borrower.

All capitalized terms, unless otherwise defined herein, shall have the meanings assigned to them in the Credit Agreement dated as of October 25, 2000 (as the same may be subsequently amended, restated or otherwise modified, the “Credit Agreement”) by and between Borrower and Lender. This Secured Promissory Note is issued pursuant to the Credit Agreement and is entitled to the benefit and security of the Loan Documents provided for therein, to which reference is hereby made for a statement of all of the terms and conditions under which the Liquidation Loan evidenced hereby is made and to be repaid. All of the terms, covenants and conditions of the Credit Agreement and all other instruments evidencing or securing the indebtedness hereunder, including the Loan Documents, are hereby made a part of this Secured Promissory Note and are deemed incorporated herein in full. The date and amount of each Revolving Credit Advance made by Lender to Borrower, the rates of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by Lender on its books; provided, that the failure of Lender to make any such recordation shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Credit Agreement or this Secured Promissory Note with respect to the Revolving Credit Advances made by Lender to Borrower.

The principal amount of the indebtedness from time to time evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement and, if not sooner paid in full, on the Commitment Termination Date. Interest on the outstanding principal amount of this Secured Promissory Note shall be paid until such principal amount is paid in full at such rates of interest, including the Default Rate, if applicable, and at such times as are specified in the Credit Agreement.

If any payment or prepayment on this Secured Promissory Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Upon the occurrence and during the continuance of any Event of Default, this Secured Promissory Note may, as provided in the Credit Agreement, without demand, notice or legal process of any kind, be declared, and upon such declaration immediately shall become, or upon certain circumstances set forth in the Credit Agreement may become without declaration, due and payable.

In no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance or detention of money advanced hereunder exceed the Maximum Lawful Rate. If a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the Maximum Lawful Rate, then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Section 2.4 of the Credit Agreement, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of Section 2.4(e) of the Credit Agreement, a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Lender shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 2.8 of the Credit Agreement and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

Wherever possible each provision of this Secured Promissory Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Secured Promissory Note shall be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Secured Promissory Note.

Time is of the essence of this Secured Promissory Note. To the fullest extent permitted by applicable law, Borrower waives: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents, notes, commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard; (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Lender to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws.

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, BORROWER WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS SECURED PROMISSORY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE.

THIS SECURED PROMISSORY NOTE SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

GREAT AMERICAN VENTURE, LLC

By:
Name:
Title:

SCHEDULE 2.1

to

CREDIT AGREEMENT

LENDER REPRESENTATIVE

(for Delivery of Notice of Revolving Credit Advance or

Notice of Letter of Credit Request)

GENERAL ELECTRIC CAPITAL CORPORATION

350 South Beverly Drive, Suite 200

Beverly Hills, California 90212

Attention: Vice President Portfolio/Great American

Facsimile (310) 284-8068

Telephone (310) 203-0335

SCHEDULE 2.1(a)(i)

to

CREDIT AGREEMENT

Due Diligence Requirements for Each

Proposed Inventory Advance and Letter of Credit

(i)	Company Background:

a.	Retail locations, inventories (including size, type, brands, quality) and competitive environment;

b.	Description of liquidation transaction strategy;

c.	ROI and profit expectation;

d.	Risk analysis and comparable deals conducted by Great American; and

e.	System review and cash management review.

(ii)	Proposal Letter.

(iii)	Agency Agreement or Purchase Agreement, as the case may be, and Exhibits.

(iv)	Form of Letter of Credit.

(v)	Proposed Cash Management Structure.

(vi)	Operating Pro Forma.

(vii)	Investment Matrix.

(viii)	Sales Plan/Phasing Schedule.

(ix)	Store Locations.

(x)	Store Detail Expense Information by Week.

(xi)	Analysis of Inventory Composition and Margin Dilution.

(xii)	Weekly Cash Flow.

(xiii)	Summary of Field Reports (including lists of representative locations observed).

SCHEDULE 5.2

to

CREDIT AGREEMENT

Reporting Requirements for Each Liquidation Sale

(i)	Daily/Weekly Sales/Cash Reports, as determined by Lender, with Inventory Balance.

(ii)	Weekly Expense Analysis (Actual v. Budget).

(iii)	Within two (2) weeks after final sales date, Preliminary P&L Statement of Liquidation Sale.

(iv)	Within sixty (60) days after final sales date, Final P&L Statement of Liquidation Sale (including final reconciliation) and Comparative Analysis Against Budget.

(v)	As soon as available, inventory valuation performed by RGIS or equivalent.

SCHEDULE 11.10

to

CREDIT AGREEMENT

NOTICE ADDRESSES

If to Lender:		GENERAL ELECTRIC CAPITAL CORPORATION
350 South Beverly Drive, Suite 200
Beverly Hills, CA 90212
Attention: Vice President Portfolio/Great American
Facsimile (310) 284-8068
Telephone (310) 203-0335

With a copy to:

GENERAL ELECTRIC CAPITAL CORPORATION
201 High Ridge Road
Stamford, CT 06927-5100
	Attention:	Legal Department,
Commercial Finance
Telephone: (203) 316-7500
Facsimile: (203) 316-7889

and to:

MURPHY SHENEMAN JULIAN & ROGERS
101 California Street, 39th Floor
San Francisco, CA 94111
Attention: Dick M. Okada, Esq.
Telephone: (415) 398-4700
Facsimile: (415) 421-7879

If to Borrower:		GREAT AMERICAN VENTURE, LLC
6330 Variel Avenue
Woodland Hills, California 91367
Attention:
Telephone: (818) 884-3737
Facsimile: (818) 884-2976

With a copy to:

1